                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement              / / Confidential, for Use of the
/ / Definitive Proxy Statement                   Commission Only (as permitted
/ / Definitive Additional Materials              by Rule 14a-6(e)(2))
/ / Soliciting Material Pursuant to
    240.14a-11(c) or 240.14a-12

                       THE MAY DEPARTMENT STORES COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
    0-11.

    (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

    ----------------------------------------------------------------------------

    (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

    ----------------------------------------------------------------------------

    (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (4) Date Filed:

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

MAY
The May Department Stores Company
611 Olive Street
St. Louis, Missouri 63101-1799



                                        April 16, 1999


Dear Fellow Shareowner:

          It is our privilege to invite you to May's 1999 annual meeting of shareowners. The meeting will take place on Friday, May 21, 1999, at 10:00 a.m. Central Daylight Time, at the America's Center, Washington at Eighth Street, St. Louis, Missouri.

          In addition to the formal items of business for the meeting described in the accompanying proxy statement, we plan to review the major developments of 1998. These include the achievement of our 24th consecutive year of record sales and earnings per share, our acquisition of 13 stores including seven in the Kansas City area, and our tests of open selling environments in both fragrances and cosmetics. We will also discuss our plans for 1999 and answer any questions you may have.

          We would like to tell you about some recent and some upcoming changes to our board of directors:

          * David C. Farrell retired from May and from the board of directors on April 30, 1998. In his 42 years with May - 19 as chief executive officer and 24 as a director - Mr. Farrell made a profound contribution to the company's success. Under his leadership, May grew from $1.7 billion with earnings of $47 million and 103 department stores to a $12.5 billion company earning in excess of $770 million and operating 369 department stores. We miss his expertise and leadership.

          * During 1998, the board elected Marsha Johnson Evans, national executive director of the Girl Scouts of the U.S.A., James M. Kilts, president and chief executive officer of Nabisco, Inc., and William D. Perez, president and chief executive officer of S.C. Johnson and Son, Inc. to the board. We are excited about the knowledge and talent they bring to the company. All three are standing for election at the annual meeting.

          * On May 21st, two long-term directors will retire from the board. Edward H. Meyer, chairman of the board, president and chief executive officer of Grey Advertising Inc., and Murray L. Weidenbaum, chairman of the Center for the Study of American Business at Washington University, are retiring, each after 20 years of board service. They have provided outstanding advice and counsel.

          We appreciate your continued confidence in May and look forward to seeing you on May 21st. Even if you cannot attend the meeting, your vote is very important to our company. Please return a signed proxy card so that your shares are properly voted.


     Very truly yours,


     /s/ Eugene S. Kahn                 /s/ Jerome T. Loeb
     Eugene S. Kahn                     Jerome T. Loeb
     President and                      Chairman of the Board
     Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

     The shareowners of The May Department Stores Company, a Delaware corporation, will hold their annual meeting on Friday, May 21, 1999, at 10:00 a.m. Central Daylight Time. The meeting will be in St. Louis, Missouri at the America's Center, Washington at Eighth Street.

The proposals for the meeting are:

(a)  the election of six directors;

(b)  the ratification of the appointment of independent auditors;

(c) the amendment of the certificate of incorporation to increase the number of authorized shares of common stock; and

(d)  a shareowner proposal concerning a classified board.

     We may take action on additional business at the meeting if it is properly raised. The proxy statement discusses these proposals and contains other information about May. It also explains how you may vote at the annual meeting in person or by proxy.

     The record date for the meeting is April 1, 1999. This means that you must be a shareowner of record or the owner of May's Employee Stock Ownership Plan preference stock ("ESOP stock") at the close of business on that date to vote at the annual meeting.

PROXY STATEMENT

We are providing this proxy statement to shareowners of May common stock and ESOP stock in connection with the board of directors' solicitation of proxies for use at the annual shareowners meeting and when the meeting reconvenes if it is adjourned or postponed. We began mailing the proxy statement and the enclosed form of proxy on April 16, 1999.

Voting Procedures. You are entitled to one vote for each share of common stock you own. On the record date, the company's voting securities carried xxx,xxx,xxx votes and consisted of:

     * xxx,xxx,xxx shares of common stock, excluding xx,xxx,xxx shares of treasury stock; and

     *    xxx,xxx shares of ESOP stock which carry xx,xxx,xxx votes.

The owners of these shares of common stock and ESOP stock vote together as a single class. All share numbers in this proxy statement are adjusted to reflect our March, 1999 three-for-two stock split.

Proxies. If you own common stock in your own name, you are an "owner of record." This means that you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. Be sure to sign, date and mail the card in the postage-paid envelope which we have provided. If you fail to return your proxy card the proxies cannot vote your shares.

     If a broker, bank or other nominee holds your common stock for your benefit but not in your own name, your shares are in "street name." In that case, your bank, broker or other nominee will send you a voting instruction form to use in voting your shares.

     If you participate in May's profit sharing plan, you will receive a proxy card that serves as a voting instruction card for the common stock and ESOP stock allocated to your account in that plan. By signing, dating and mailing the voting instruction card, you tell the plan trustee how to vote your shares. The trustee will vote your shares in accordance with your instructions and the terms of the plan. If you fail to return the card, the trustee will vote your shares in the same proportion as it votes the shares for which it receives instructions from other plan participants.

     If you do not mark your proxy card to tell the proxies how to vote your shares on each proposal, the proxies will vote the way the board of directors recommends in this proxy statement. If action is taken at the meeting on matters that are not described in this proxy statement, the proxies will use their own judgment to determine how to vote your shares. The board of directors recommends a vote

*    FOR the election of all director nominees;

*    FOR the ratification of the appointment of independent auditors;

*    FOR the amendment of the certificate of incorporation;

     and

*    AGAINST the shareowner proposal.

     If the annual meeting is interrupted before we have completed our business or adjourned to another date, the proxies will still vote your shares when the meeting resumes, unless you revoke your instructions in the meantime. You may revoke your proxy at any time before its exercise by

*    sending a written revocation to May's secretary;

*    signing another proxy card bearing a later date; or

*    attending the meeting and voting in person.


Vote Required. The presence, in person or by proxy, of the owners of a majority of the votes entitled to be cast by the shareowners entitled to vote generally at the annual meeting constitutes a quorum. Abstentions and broker nonvotes are counted as present and entitled to vote for quorum purposes. Generally, a nominee may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not received your instructions within 10 days of the meeting, the nominee may vote on matters which the New York Stock Exchange determines are routine. If a nominee cannot vote on a particular matter because it has not received your instructions and because the matter is not routine, this is a "broker nonvote" on that matter.

     The vote required to approve each proposal at the meeting is:

* The election of directors requires the affirmative vote of a plurality of the votes cast at the meeting. This means that the nominees receiving the greatest number of votes will be elected. Abstentions and broker nonvotes are not counted for purposes of the election of directors.

* Approval of the proposed amendment to our certificate of incorporation to increase the number of authorized shares of common stock requires the affirmative vote of the owners of a majority of the outstanding common stock and ESOP shares, voting as a class. Both abstentions and broker nonvotes have the effect of votes against the proposal.

* Approval of each other item requires the affirmative vote of the owners of a majority of the shares present in person or represented by proxy and entitled to vote. An abstention has the effect of a vote against the proposals. A broker nonvote is not counted for purposes of approving these proposals.

Other Matters. We know of no other matters to be presented at the annual meeting. However, if anyone properly presents other matters for a vote at the meeting, including, among other things, a motion to adjourn the meeting to another time or place, the proxies will vote the shares represented by properly executed proxy cards according to their judgment on those matters.

Solicitation of Proxies. The accompanying proxy is solicited by the board of directors for use at the May 21, 1999, annual meeting and for use when the meeting reconvenes if it is adjourned or postponed. We will bear the expenses of soliciting proxies. Directors, officers and regular employees of May may solicit proxies personally, from and through registered owners, nominees and others acting as principals and as intermediaries. They may solicit proxies by any means, including by mail, telephone, telex, facsimile or electronic means.

     We have retained D.F. King & Co., Inc. to assist in soliciting proxies for a fee of $18,500, plus out-of-pocket expenses. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to the beneficial owners of our common stock.

Beneficial Owners. We are aware of two shareowners that beneficially own more than 5% of our voting securities:

* The Oppenheimer Group, Oppenheimer Tower, World Financial Center, New York, New York, has filed a Form 13G indicating that it owned 22,180,342 shares of common stock as of December 31, 1998, representing 6.4% of the outstanding common stock on that date.

* Our profit sharing plan beneficially owned xx,xxx,xxx shares of common stock (x.x% of the outstanding common stock) and 100% of the outstanding shares of ESOP stock on the record date.
     Together, these shares represent xx.x% of the votes which can be cast at the annual meeting.

THE ELECTION OF DIRECTORS

Proposal (a) on the accompanying proxy card.

Nominees. The board of directors proposes the election of six directors. These six directors, together with the eight directors whose terms continue beyond the annual meeting, will make up the board of directors.

     Unless you indicate otherwise on your proxy card, the proxies will vote your shares FOR the following persons for terms expiring at the annual meeting in the years indicated and until their successors are elected and qualified:

2001                2002
----                ----
James M. Kilts      Marsha Johnson Evans
William D. Perez    Robert D. Storey
                    Anthony J. Torcasio
                    Edward E. Whitacre, Jr.

   Each nominee consents to being nominated and agrees to serve if elected. They will join the following directors who you elected previously for terms ending at the annual meeting in the years indicated. These directors are not standing for election at this meeting:

2000                2001
----                ----
John L. Dunham      Eugene S. Kahn
Jerome T. Loeb      Helene L. Kaplan
Russell E. Palmer   R. Dean Wolfe
Michael R. Quinlan
William P. Stiritz

   If a nominee becomes unavailable before the meeting, the proxies may vote your shares for any substitute nominee proposed by the board of directors, or the board may reduce the number of directors to be elected.

Information About Directors. Biographies of the directors appear on the following pages, showing

   *    principal occupations during the last five years;

   *    ages as of May 21, 1999;

   * the number of shares of May common stock over which each director had sole or shared voting and investment power as of March 22, 1999; and

   * the stock units held in each director's deferred compensation plan account as of March 22, 1999.

For the directors who are also May employees, the common stock ownership numbers also reflect interests in shares owned by our profit sharing plan. No director beneficially owns any preferred stock of May other than ESOP stock owned by the profit sharing plan.

   May's 23 executive officers and directors as a group,

   * had sole voting and investment power as of March 22, 1999, over 1,427,391 shares of May common stock, less than 1% of the outstanding shares, and disclaim beneficial ownership as to 6,576 of these shares;

   * had 197,231 stock units in deferred compensation plan accounts as of March 22, 1999; and

   * have the right to acquire sole or shared voting and investment power over 962,537 shares of May common stock on or before May 21, 1999.

These numbers include the shares reported in the biographies that follow.

[PHOTO]

Eugene S. Kahn, director since 1996, age 49

Mr. Kahn, president and chief executive officer, joined May in 1990. He served as president and chief executive officer of Filene's from 1992 to March 1996, as vice chairman of May from March 1996 to June 1997and as executive vice chairman from June 1997 to May 1998, when he assumed his current position. Mr. Kahn beneficially owns 313,735 shares of common stock and 58,833 deferred stock units and has the right to acquire an additional 237,048 shares of common stock on or before May 21, 1999.

--------------------------------------------------------------------------

[PHOTO]

John L. Dunham, director since 1997, age 52

Mr. Dunham, executive vice president and chief financial officer, joined May in 1976. He served as chairman of G. Fox from 1989 to 1993 and as chairman of May Merchandising Company from 1993 to 1996, when he assumed his current position. Mr. Dunham beneficially owns 72,564 shares of common stock and 43,720 deferred stock units and has the right to acquire an additional 87,200 shares of common stock on or before May 21, 1999.

--------------------------------------------------------------------------

[PHOTO]

Marsha Johnson Evans, became a director in 1998, age 51 (standing for election at this meeting)

Mrs. Evans is the national executive director of Girl Scouts of the U.S.A. She served with the United States Navy for 29 years, attaining the designation of Rear Admiral before retiring in 1997. Mrs. Evans assumed her present position in 1998. Mrs. Evans beneficially owns 3,000 shares of common stock and 1,046 deferred stock units.

--------------------------------------------------------------------------

[PHOTO]

Helene L. Kaplan, director since 1985, age 65

Mrs. Kaplan is of counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP since 1990. She is a director of Bell Atlantic Corporation, Chase Manhattan Corporation, Metropolitan Life Insurance Company, and Mobil Corporation. Mrs. Kaplan also serves as a trustee or director of many nonprofit cultural, educational and scientific organizations. Mrs. Kaplan beneficially owns 13,365 shares of common stock and 7,841 deferred stock units.

--------------------------------------------------------------------------

[PHOTO]

James M. Kilts, became a director in 1998, age 51 (standing for election at this meeting)

Mr. Kilts is the president and chief executive officer of Nabisco, Inc. Prior to assuming his present position in 1998, he held several positions with Philip Morris Companies, Inc., including president of Kraft Foods U.S.A. from 1989 to 1994 and executive vice president from 1994 to 1997. Mr. Kilts serves on the boards of Knox College and the Grocery Manufacturers of America. Mr. Kilts beneficially owns 4,515 shares of common stock and 600 deferred stock units.

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[PHOTO]

Jerome T. Loeb, director since 1984, age 58

Mr. Loeb, chairman of the board, joined May in 1964. He served as president from 1993 to May 1998, when he assumed his current position. Mr. Loeb also served as chief financial officer from 1981 to May 1996. Mr. Loeb beneficially owns 467,589 shares of common stock (and disclaims beneficial interest in 6,576 of those shares) and has the right to acquire an additional 169,116 shares on or before May 21, 1999.

--------------------------------------------------------------------------

[PHOTO]

Russell E. Palmer, director since 1984, age 64

Mr. Palmer is the chairman and chief executive officer of The Palmer Group, a corporate investment firm. He is the retired managing director and chief executive officer of Touche Ross International and the retired Dean of The Wharton School and Reliance Professor of Management and Private Enterprise at the University of Pennsylvania. Mr. Palmer is also a director of Allied-Signal Inc., Bankers Trust New York Corporation, Freddie Mac, GTE Corporation, and Safeguard Scientifics, Inc. Mr. Palmer beneficially owns 8,265 shares of common stock and 4,503 deferred stock units.

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3

[PHOTO]

William D. Perez, became a director in 1998, age 51 (standing for election at this meeting)

Mr. Perez is the president and chief executive officer of S.C. Johnson and Son, Inc. He joined S.C. Johnson and Son in 1970 and served as president and chief operating officer of its worldwide consumer products division from 1993 to 1997, when he assumed his present position. Mr. Perez is also a director of S.C. Johnson and Son, Inc., Hallmark Cards and the Grocery Manufacturers of America. Mr. Perez beneficially owns 3,514 shares of common stock.

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[PHOTO]

Michael R. Quinlan, director since 1993, age 54

Mr. Quinlan is chairman of McDonald's Corporation. He joined McDonald's in 1963 and served as chief executive officer from 1987 to 1998. He became chairman in 1990. Mr. Quinlan is also a director of Dun & Bradstreet Corporation and Catalyst, a nonprofit organization, and a member of the board of trustees of Ronald McDonald Children's Charities and Loyola University of Chicago. Mr. Quinlan beneficially owns 5,715 shares of common stock and 3,147 deferred stock units.

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[PHOTO]

William P. Stiritz, director since 1983, age 64

Mr. Stiritz is chairman of the board, chief executive officer and president of Agribrands International, Inc. He served as chief executive officer of Ralston Purina Company until 1997, and continues to serve as chairman of its board of directors. Mr. Stiritz is also a director of Angelica Corporation, Ball Corporation, Ralcorp Holdings, Inc., Reinsurance Group of America, Inc., and Vail Resorts, Inc. Mr. Stiritz beneficially owns 8,265 shares of common stock and 27,051 deferred stock units.

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[PHOTO]

Robert D. Storey, director since 1989, age 63 (standing for election at this meeting)

Mr. Storey is a partner in the law firm of Thompson, Hine & Flory LLP, in Cleveland, Ohio since 1993. Mr. Storey is also a director of Bank One, Cleveland, GTE Corporation, and The Procter & Gamble Company, and a trustee of the Kresge Foundation, the George Gund Foundation, Case Western Reserve University, and Spelman College. Mr. Storey beneficially owns 9,713 shares of common stock and 2,753 deferred stock units.

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[PHOTO]

Anthony J. Torcasio, director since 1996, age 53 (standing for election at this meeting)

Mr. Torcasio, vice chairman of May and chief executive officer of May Merchandising Company, joined May in 1969. He served as president of May Merchandising Company from 1993 to 1998 and has served as chief executive officer of May Merchandising Company since 1993. He became vice chairman of May in 1997. Mr. Torcasio beneficially owns 159,781 shares of common stock and has the right to acquire an additional 215,517 shares of common stock on or before May 21, 1999.

--------------------------------------------------------------------------

[PHOTO]

Edward E. Whitacre, Jr., director since 1989, age 57 (standing for election at this meeting)

Mr. Whitacre is chairman of the board and chief executive officer of SBC Communications, Inc., and has served in this capacity since January 1990. He is a director of Anheuser-Busch Companies, Inc., Burlington Northern Santa Fe Corporation, and Emerson Electric Co. Mr. Whitacre beneficially owns 8,265 shares of common stock and 4,656 deferred stock units.

--------------------------------------------------------------------------

[PHOTO]

R. Dean Wolfe, director since 1997, age 55

Mr. Wolfe, executive vice president of acquisitions and real estate, joined May in 1972. He served as executive vice president of real estate from 1986 to 1996, when he was appointed to his current position. Mr. Wolfe beneficially owns 187,190 shares of common stock and has the right to acquire an additional 158,257 shares of common stock on or before May 21, 1999.

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                                                                         4

EXECUTIVE COMPENSATION

Performance Based Bonus Plans. We have three performance based bonus plans that cover approximately 3,300 associates. Each plan links a major portion of the associates' potential total pay to the associates' performance and to May's performance.

   The plan for corporate executives applies to the six executive officers named in the summary compensation table. The plan for company principals applies to the 21 presidents, chairmen, and vice chairmen of our operating divisions. Participants in each plan may receive annual cash awards for individual fiscal years and long-term cash awards for three-year long-term performance periods. These awards are based on

   * attaining earnings per share and return on net assets performance standards relating to May as a whole in the case of the corporate executives' plan, or to the participants' respective divisions in the case of the principals' plan;
        and

   * May's common stock price performance over the long-term performance periods.

   The performance incentive plan applies to approximately 3,260 associates. Participants may receive annual cash awards based upon attaining certain performance measures tailored to the participant's job.

   Participants in the three plans earned approximately $47.4 million for the performance periods ending in fiscal 1998. Amounts awarded under these plans to the named executive officers are reflected in the summary compensation table.

   During fiscal 1998, each of the named executive officers became eligible to receive a potential long-term cash award for the three fiscal years ending in 2000. The table below shows the maximum long-term cash awards payable to each for that period.

                                LONG-TERM INCENTIVE PLAN
                               AWARDS IN LAST FISCAL YEAR
                                        Performance
                                           or Other                   Estimated Maximum
                                       Period Until                      Future Payouts
                                         Maturation                    Under Non-Stock-
Name                                      or Payout               Price-Based Plan <F1>
---------------------------------------------------------------------------------------
Eugene S. Kahn                          Earned over                            $782,250
Jerome T. Loeb                         three fiscal                            $607,181
Anthony J. Torcasio               years (1998-2000)                            $395,925
R. Dean Wolfe                        ending 1/27/01                            $317,325
John L. Dunham                                                                 $288,625
David C. Farrell                                                                    N/A
---------------------------------------------------------------------------------------

<F1> Payouts may range from $0 to the "maximum" award value. The estimate above assumes that the individual remains eligible to participate throughout the three-year period, the maximum performance goals have been met and that the stock price has increased sufficiently to result in the maximum stock price adjustment.

Profit Sharing Plan. Associates over age 21, with one year of service and at least 1,000 hours of paid employment, may participate in our profit sharing plan. During 1998, 56,000 associates invested $82.4 million in the plan. Of this amount, $47.1 million was invested in May common stock. In addition, we added $57.4 million of May common stock and ESOP stock to associates' accounts as a result of the plan's matching formula.

   The plan links its benefits to our performance each year and to the value of the common stock. Generally, we match up to the first 5% of pay each pay period that an associate invests in the plan. In 1998, our associates made $50.9 million of "matchable" contributions to the plan. The effective matching rate for 1998 was 113%, the highest match in the history of the plan. The effective matching rate has averaged 93% over the last five years.

Retirement Plans. We have two noncontributory retirement plans that cover associates over age 21 who are paid for 1,000 or more hours per year.

   In addition, we have a supplementary retirement plan that covers associates who, at one time, had compensation in a calendar year equal to twice the amount of "wages" then subject to the payment of old age, survivor, and disability insurance Social Security taxes. Participants become entitled to a single life annuity retirement benefit equal to

   * 2% of the average of the participant's highest three out of five fiscal years of final annual salary and bonus multiplied by their years of service, up to a maximum of 25 years, reduced by

   * primary Social Security benefits, company-provided benefits under our retirement, profit sharing and disability plans, and, if appropriate, amounts to reflect early retirement.

   The minimum benefit under the plan is the amount of company-provided benefits that would be payable under our retirement and profit sharing plans determined without regard to any statutory limits, less the amount of these benefits actually payable under those plans. If there is a change in control, as defined in the plan, the supplementary retirement plan provides that vesting would be accelerated in limited circumstances and benefits would not be forfeitable.

   The following table shows the estimated aggregate annual benefits payable under these retirement plans to eligible associates in specified compensation and years of service classifications, assuming normal retirement at age 65 in 1998. The named executive officers had, as of December 31, 1998, the following years of service: Eugene S. Kahn, 8 years; Jerome T. Loeb, 34 years; Anthony J. Torcasio, 27 years; R. Dean Wolfe, 26 years; and John L. Dunham, 22 years. Mr. Farrell retired on April 30, 1998 with 42 years of service.

   The expense for our retirement plans for fiscal 1998 for all associates aggregated $42.0 million.

                                Pension Plan Table
-------------------------------------------------------------------------------------
   Average                                                           Years of Service
    Annual       --------------------------------------------------------------------
  Earnings             10             20             25             30             35
-------------------------------------------------------------------------------------
$  800,000       $120,272       $181,696       $215,474       $249,253     $  283,030
 1,000,000        158,051        232,455        274,907        317,361        359,814
 1,300,000        214,719        308,588        364,054        419,520        474,986
 1,600,000        271,387        384,723        453,201        521,680        590,158
 1,900,000        328,054        460,860        542,351        623,842        705,333
 2,200,000        384,722        536,995        631,498        726,002        820,506
 2,500,000        441,390        613,128        720,644        828,161        935,677
 2,800,000        498,058        689.265        809,793        930,323      1,050,852
-------------------------------------------------------------------------------------

Employment Contracts, Termination of Employment and Change in Control Arrangements. We have severance agreements with each of the named executive officers, other than Mr. Farrell. These agreements provide that the executive is entitled to benefits if a change in control, as defined in the agreement, occurs, and during the 180 days following the change in control, the executive determines in good faith that as a result of that event he cannot execute his duties effectively.

   Following the 180 day period, the executive is entitled to benefits only if his employment is actually or constructively terminated other than for cause or disability during the remaining term of the agreement.

   Benefits under the severance agreements include (1) a lump sum payment equal to three times the sum of base salary at termination or, if greater, base salary immediately prior to the change in control, plus target bonus with maximum share price adjustment for the year in which the change in control occurs; (2) continued medical and life insurance benefits for 36 months; and (3) eligibility for post-retirement life and medical insurance benefits if the executive is within five years of his eligibility date for those benefits.

   Executives who are subject to the insider trading rules of Section 16(b) of the Securities Exchange Act of 1934 also receive a cash payment in cancellation of their stock options. Mr. Kahn's agreement provides for a tax gross-up payment to ensure that his severance benefits are not subject to net reduction because of excise taxes which are payable under Section 4999 of the Internal Revenue Code. Mr. Loeb's agreement provides for a 50% tax gross-up payment.

   If a change in control is imminent, we have a trust that we will fund to provide these severance benefits. The trust becomes irrevocable when the change in control occurs.

   The named executive officers, other than Mr. Farrell, have individual written employment contracts. These contracts expire at various dates on or before April 30, 2003.

Executive Stock Ownership. We encourage all associates to align their interests with yours by making a personal investment in May common stock. We adopted the minimum stock ownership guidelines in 1994 for our top management group. Associates can satisfy these minimum guidelines through direct stock ownership, profit sharing plan share equivalents and deferred compensation plan stock units. We expect associates to meet these minimum guidelines within five years of when the guidelines first apply to them.

Executive Stock Ownership Guidelines

                                                Ownership Guideline
Executive Level                           (Multiple of Base Salary)
-------------------------------------------------------------------
Chief Executive Officer                                   5.0 times
Corporate Senior Management
   Committee<Fa>                                          3.5 times
Presidents, Chairmen and Vice Chairmen
   of Operating Divisions                                 2.5 times
Corporate Executive Vice Presidents and
   Senior Vice Presidents and the
   Senior Management Committees of
   Operating Divisions                                    1.5 times
-------------------------------------------------------------------

<Fa> Currently includes Mr. Kahn (whose guideline is the CEO guideline above) and three other executive officers.

Stock Price Performance. The graph below compares our cumulative total shareowner return on an $100 investment in May common stock at the close of the market on January 29, 1994 (the end of fiscal 1993) against the returns of the S&P 500 stock index and the S&P Retail Department Stores Index.

         Comparison of Five-year Cumulative Return
                     May, S&P 500 Index
           and S&P Retail Department Stores Index


                         [GRAPH]


                          1993        1994        1995        1996        1997        1998
May                       $100        $ 91        $119        $134        $162        $190
S&P 500                   $100        $101        $139        $176        $224        $296
S&P-Dept. Stores          $100        $ 89        $106        $114        $149        $148

The companies included in the S&P Retail Department Stores Index are Dillard's, Federated, J.C. Penney, May, Mercantile and Nordstrom.

Named Executive Officer Compensation. Current proxy rules require us to disclose the compensation of certain executive officers in each of the last three fiscal years. The following summary compensation table shows the compensation of those executive officers.

---------------------------------------------------------------------------------------------------------------------------------
                                                  SUMMARY COMPENSATION TABLE

                                                                Annual
                                                      Compensation<F2>                       Long-Term Compensation
                                        ----------------------------------------------------------------------------
                                                                               Awards                       Payouts
                                                                        --------------------------------------------
                                                                           Restricted                     Long-Term     All Other
Name and                                                                        Stock         Stock       Incentive       Compen-
Principal Position                 Year  Salary<F1><F3>  Bonus<F1><F4>     Awards<F5>   Options<F6> Payouts<F1><F7>    sation<F8>
---------------------------------------------------------------------------------------------------------------------------------
Eugene S. Kahn                     1998      $1,200,000       $675,000     $5,343,750       225,000        $584,408        $9,024
President and Chief Executive      1997        $756,250       $301,037             $0        33,750        $206,022        $8,348
Officer (since 5/1/98)<F9>         1996        $666,667       $230,090             $0        37,293        $174,279        $7,710

Jerome T. Loeb                     1998      $1,000,000       $562,500             $0        75,000        $470,975        $9,024
Chairman of the Board<F9>          1997        $976,250       $370,652             $0        45,000        $284,304        $8,348
                                   1996        $925,000       $323,832     $2,378,125        91,160        $254,277        $7,710

Anthony J. Torcasio                1998        $825,000       $382,500     $1,858,125        41,250        $282,463        $9,024
Vice Chairman<F9>                  1997        $712,500       $282,222       $540,000        33,750        $201,965        $8,348
                                   1996        $637,500       $221,569             $0        78,729        $176,085        $7,710

R. Dean Wolfe                      1998        $672,500       $306,000             $0        22,500        $376,295        $9,024
Executive Vice President -         1997        $643,750       $244,593     $1,083,750        55,500        $230,758        $8,348
Acquisitions and Real Estate       1996        $618,750       $213,047             $0        19,890        $160,953        $7,710

John L. Dunham                     1998        $597,500       $274,500             $0        22,500        $204,651        $9,024
Executive Vice President and       1997        $509,583       $210,726     $1,014,375        55,500        $141,851        $8,348
Chief Financial Officer            1996        $468,750       $161,916             $0        61,326        $119,812        $7,710

David C. Farrell                   1998        $416,667       $329,166             $0             0        $647,438      $542,986
Chairman of the Board and Chief    1997      $1,237,500       $940,742             $0        75,000        $748,304        $8,348
Executive Officer (to 4/30/98)     1996      $1,200,000       $818,000     $3,022,500       331,493        $684,640        $7,710
---------------------------------------------------------------------------------------------------------------------------------

<F1>  Total Cash Compensation.  As supplemental information, the following table shows the total cash compensation (Salary, Bonus and Long-Term Incentive Payouts) paid to the named executive officers for the fiscal year.

        Year             Mr. Kahn       Mr. Loeb   Mr. Torcasio      Mr. Wolfe     Mr. Dunham    Mr. Farrell
        1998           $2,459,408     $2,033,475     $1,489,963     $1,354,795     $1,076,651     $1,393,271
        1997           $1,263,309     $1,631,206     $1,196,687     $1,119,101       $862,160     $2,926,546
        1996           $1,071,036     $1,503,109     $1,035,154       $992,750       $750,478     $2,702,740


<F2>  The table does not reflect certain non-cash compensation made available to the named executive officers during the respective fiscal years because the aggregate amounts of such compensation are below the required disclosure thresholds.

<F3>  The table reflects salary paid or deferred during the respective fiscal years shown. Annual salary changes normally occur on May 1 of each year.

<F4>  "Bonus" reflects the annual portion of the bonus payable under our executive incentive compensation plan for corporate executives described on page 9. The bonuses were paid or were deferred under our deferred compensation plan. All deferrals would be distributed to participants in lump sum cash payments immediately following a change in control, as defined in the plan.

<F5>  "Restricted Stock" is valued at the average price of the May common stock on the grant date. The aggregate value of the restricted stock owned by each of the named executive officers as of the end of the last fiscal year (at $41.1892 per share) was $7,722,975 for Mr. Kahn (187,500 shares), $4,633,785 for Mr. Loeb
      (112,500 shares), $4,324,866 for Mr. Torcasio (105,000 shares),
      $2,162,433 for Mr. Wolfe (52,500 shares), and $1,482,811 for Mr.
      Dunham (36,000 shares). We pay dividends on these shares quarterly. The common stock ownership numbers on pages 1 through 3 include shares of restricted stock. Under some circumstances, restricted shares continue to be forfeitable for up to 10 years from the grant date. Our restricted stock plan and our 1994 Stock Incentive Plan provide that restricted stock grants become fully vested and all restrictions are waived when a change in control, as defined in the plans, occurs.

<F6>  "Stock Options" represent non-qualified 10-year options under our
      1976 and 1987 stock option plans and the 1994 Stock Incentive Plan. The plans provide that all outstanding options become fully exercisable upon the occurrence of a change in control, as defined in the plans. Option numbers for 1996 are adjusted to reflect our May 4, 1996 spin-off of Payless ShoeSource, Inc.

<F7>  "Long-Term Incentive Payouts" represents the long-term portion of the bonus payable under the executive incentive compensation plan for corporate executives. Such amounts were paid or deferred under our deferred compensation plan. For Mr. Wolfe, the amounts also include installments of a long-term bonus arrangement entered into in 1995.

<F8>  "All Other Compensation" represents our effective matching allocation to the named individual's accounts in the profit sharing plan. For Mr. Farrell, the 1998 amount also includes payout of bonus amounts for long-term bonus periods that would otherwise end following his retirement.

<F9>  Mr. Kahn served as executive vice chairman through April 30, 1998.
      Mr. Loeb served as president through April 30, 1998. Mr. Torcasio also serves as chief executive officer of May Merchandising
      Company.

---------------------------------------------------------------------------------------------------------------------------
                                            STOCK OPTION GRANTS IN FISCAL 1998
                                            Percent of
                          Options        Total Options             Exercise or           Expiration              Grant Date
Name                  Granted<F1>              Granted          Base Price<F2>                 Date       Present Value<F3>
---------------------------------------------------------------------------------------------------------------------------
Eugene S. Kahn            225,000                 5.3%                 $35.625             2/2/2008              $2,596,500
Jerome T. Loeb             75,000                 1.8%                 $35.625             2/2/2008                $865,500
Anthony J. Torcasio        41,250                 1.0%                $43.4375            5/13/2008                $615,175
R. Dean Wolfe              22,500                 0.5%                $43.4375            5/13/2008                $335,550
John L. Dunham             22,500                 0.5%                $43.4375            5/13/2008                $335,550
David C. Farrell              n/a                  n/a                     n/a                  n/a                     n/a
---------------------------------------------------------------------------------------------------------------------------

<F1>  Generally, one-fourth of the options become exercisable on each of the first through fourth anniversaries of the grant date.

<F2>  The exercise price is the market price on the option grant date.

<F3>  We determined the Grant Date Present Values using the Black-
      Scholes option pricing model. The estimated values under the model are based on assumptions as to variables such as option term, interest rates, stock price volatility and dividend yield. The actual value, if any, the option holder may realize will depend on the excess of the actual market price of the stock over the exercise price on the date the option is exercised. The Grant Date Present Value calculation is presented in accordance with SEC proxy disclosure requirements, and we have no way to determine whether the Black-Scholes model can properly determine the value of an option. We cannot assure that the value that may be realized by the option holder will be at nor near the value estimated by the Black-Scholes model. The model assumes: (a) an option term of 10 years, which represents the length of time between the grant date of options under our plans and the latest possible exercise date by the named executive officers; (b) an interest rate that represents the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the option's term; (c) stock price volatility calculated based on daily stock price changes during the year prior to the grant date; and (d) dividends at the rate of $.80 per share for the February 2, 1998 grants and $.84 2/3 per share for the May 13, 1998 grants, in each case the annual dividend rate with respect to a share of stock on the grant date.

--------------------------------------------------------------------------------------------------------------------------------
                                     AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1998
                                            AND FISCAL YEAR-END OPTION VALUES
                                                                              Total Number of              Value of Unexercised
                                 Shares             Total            Unexercised Options Held          In-the-Money Options<F2>
                               Acquired              Gain      -----------------------------------------------------------------
Name                        on Exercise      Realized<F1>       Exercisable     Unexercisable       Exercisable   Unexercisable
--------------------------------------------------------------------------------------------------------------------------------
Eugene S. Kahn                        0          $      0           137,139           315,577        $2,180,894      $2,402,329
Jerome T. Loeb                   52,501          $929,542            65,151           205,505        $  786,623      $2,184,294
Anthony J. Torcasio                   0          $      0           169,833           113,180        $2,982,717      $  817,893
R. Dean Wolfe                         0          $      0           127,621            89,609        $2,194,930      $  635,580
John L. Dunham                    6,000          $107,862            58,843            97,689        $  692,995      $  666,713
David C. Farrell                 29,006          $567,130           246,649           159,843        $2,651,512      $1,672,811
--------------------------------------------------------------------------------------------------------------------------------

<F1>  The amounts "realized" reflect the appreciation on the date of exercise (based on the excess of the fair market value of the shares on the date of exercise over the exercise price). However, because the executive officers may keep the shares they acquired upon the exercise of the option (or sell them at different prices), these amounts do not reflect cash realized upon the sale of those shares.

<F2>  "In-the Money Options" are options outstanding at the end of the last fiscal year for which the fair market value of May common stock at the end of the last fiscal year ($41.1892 per share) exceeded the exercise price of the options.

Executive Compensation and Development Committee Report. Each member of the executive compensation and development committee is an independent, nonmanagement director. The committee reviews and approves, among other things, the compensation payable to each of the executive officers named in the summary compensation table.

   Compensation Philosophy. Our basic compensation philosophy is that May's compensation program should:

   *    attract, retain and motivate highly qualified executives;

   *    be competitive;

   * align the executive's compensation with the company's objectives; and

   *    relate meaningfully to the value created for shareowners.

   Compensation for senior executives is composed of a base salary, bonus opportunities (a significant portion of the total compensation) and long term stock related incentives. We review compensation based on our compensation philosophy, on company performance and on competitive practices. As part of our review of competitive pay levels, we look at the base salary levels, annual bonus levels and long-term related incentives at a broad group of companies, including other retail companies and companies in other industries of similar size and complexity to May. We did not target a specific compensation percentage level within the group, but, as discussed under the "Additional Information" heading below, we determined that May's current overall compensation program is consistent with and furthers our compensation philosophy.

   Base Salary. We review base salaries annually. They may be increased after our review based on

   * the individual's contribution to the company, including changes in responsibilities;

   *    competitive pay levels; and

   *    management's recommendations.

As a result of this overall review, including a review of changes in their responsibilities, we recommended increases in 1998 in the annual base salary rates for the named executive officers other than Mr. Kahn of an average of 6.6%. In connection with Mr. Kahn's promotion to the president and chief executive officer positions, we recommended that his base salary increase by 50%. The percentages in this paragraph exclude Mr. Farrell, who retired as an executive officer and a director in April 1998.

   Bonus Opportunities. May has three performance based bonus plans covering approximately 3,300 associates. Each plan links a major portion of the associates' potential pay to the associates' performance and to May's performance. The bonus opportunities for the most senior executives and executive officers include both annual and long-term opportunities. Each named executive officer participates in the bonus plan for corporate executives.

   Annual Bonus. For 1998, the named executive officers became eligible for annual bonuses of up to 45% (56.3% for Messrs. Kahn and Loeb and 90% for Mr. Farrell) of base salary. We determined their bonuses based on whether May achieved certain predetermined performance levels (threshold, target or maximum) for (i) earnings per share (EPS) and (ii) return on net assets (RONA) over the year.

   The annual bonus may be adjusted in two ways:

   *    downward, in our discretion; and

   * upward or downward, automatically, based on May's performance relative to the EPS and RONA performance of a predetermined group of competitors consisting of Dayton
        Hudson, Dillard's, Federated Department Stores, Kohl's,
        Nordstrom, J.C. Penney and Sears.

While return on equity is the company's principal measure in evaluating its performance for shareowners and its ability to invest shareowners' funds profitably, the bonus plans use RONA in evaluating this element of bonus opportunity to facilitate industry comparisons without having to make adjustments for financial leverage among the competitor group.

   In 1998,

   *    May exceeded the maximum performance level we set for EPS;

   *    May exceeded the maximum performance level we set for RONA;
        and

   * no adjustment was made based on May's relative rank in the competitor group.

Based on these results, the annual bonus represented 56.3% of base salary for Messrs. Kahn and Loeb and 45% of base salary for each of the other named executive officers. Mr. Farrell's annual bonus was proportionately adjusted to reflect his retirement.

   Long-Term Bonus. For the three-fiscal-year period that ended in 1998, the named executive officers became eligible for long-term bonuses of up to 45% (56.3% for Messrs. Kahn and Loeb and 90% for Mr. Farrell) of average base salary. We determined their bonuses based on (a) whether May achieved certain predetermined performance levels (threshold, target or maximum) for (i) compound growth rate for EPS and (ii) average RONA over the three-fiscal-year period and (b) the change in stock price over the three-fiscal-year period.

   The long-term bonus may be adjusted in two ways:

   *    downward, in our discretion; and

   *    upward or downward, automatically, based on

        - predetermined levels of changes in May's common stock price over the period, and

        - May's performance compared to the EPS and RONA performances of the competitor group. May's rank relative to the competitor group is based on data provided to us by May's independent public accountants.

   For the three-year period that ended with fiscal 1998,

   * May's performance was slightly below the maximum performance level set for compound growth for EPS;

   * May's performance was between the target and maximum performance levels set for average RONA;

   * no adjustment was made based on May's relative rank in the competitor group; and

   * May's common stock price increased by 45%, resulting in a 45% increase in bonus.

Based on these results, the long-term bonuses awarded for the three-year period that ended with fiscal 1998 represented 48.7% of average base salary for Messrs. Kahn and Loeb and 39.0% of average base salary for each of the other named executive officers. Mr. Farrell's long-term bonus was proportionately adjusted to reflect his retirement.

   Long-Term Stock-Related Incentives. May provides long-term stock-related incentives through stock options and restricted stock. These incentives are designed to attract, retain and motivate management associates, and relate their compensation directly to May's stock performance. We grant stock options at fair market value on the grant date. They have value to the executive only if May's stock price increases. We establish guidelines for the grant of options for all executives and we specifically approve any grants to the executive officers. We base the guidelines for annual grants on competitive practices and position levels. We approve restricted stock grants in special circumstances.

   The named executive officers, other than Messrs. Kahn and Loeb, received annual stock option grants in 1998 consistent with the normal annual grant levels previously established for them. In February, we awarded special option grants to Messrs. Kahn and Loeb, in lieu of their regular annual option grants, in connection with their changes in responsibilities. In addition, we awarded special restricted stock grants to Mr. Kahn in connection with his promotion to the president and chief executive officer positions, and to Mr. Torcasio in connection with his increased responsibilities. We made no other special grants to the named executive officers in 1998.

   Additional Information. During 1998, we selected and retained an independent compensation consulting firm to study the compensation of the executive group in May's operating divisions and of the senior management committee in the corporate office. The consultants reviewed May's base salary levels, annual and long-term bonus levels, and long-term incentives compared with the compensation packages of a broad group of companies, including the competitor group, other retail companies, and companies in other industries similar in size and complexity to May. Based on the consultants' review, we have determined that May's current compensation program, taking into account base compensation, bonus opportunities, and long-term incentive opportunities, is consistent with and furthers our compensation philosophy.

   Tax laws and IRS regulations limit the tax deductibility of executive compensation in excess of $1 million. Certain exceptions permit tax deductions on this compensation, including exceptions for performance based compensation. Our policy continues to be that May should attempt, wherever reasonably possible, to qualify future compensation to be tax deductible.

Executive Compensation and Development Committee:
Edward H. Meyer, Chairman
Russell E. Palmer
Michael R. Quinlan
Edward E. Whitacre, Jr.


THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The board of directors held six meetings during 1998. Each incumbent director attended at least 75% of the aggregate of the total number of

* board meetings held during the period for which the director held office; and

* meetings held by all board committees on which the director served during the periods that the director served.

Overall, the directors' attendance averaged 98%.

Director Compensation. Management directors receive no compensation or fees for serving as a director or for attending board or committee meetings. Nonmanagement directors receive both cash compensation and stock compensation.

   Cash compensation includes

* a $30,000 annual fee, plus an additional $5,000 fee if the director is a committee chairperson;

*  $2,000 for each board meeting attended; and

*  $1,000 for each committee meeting attended.

Directors may defer all or any portion of their cash compensation under a deferred compensation plan that is substantially similar to our deferred compensation plan for management associates.

   Stock compensation includes

* a one-time grant of 3,000 shares of restricted common stock when a director is first elected to the board, that are subject to forfeiture for five years and to restrictions on transferability while the director serves on the board; and

* an annual grant of the equivalent of $50,000 of restricted common stock, which is not transferable while the director serves on the board. Instead of shares of restricted stock, a director may elect to have $50,000 of deferred stock units credited to his or her account under the deferred compensation plan.

Committees. The board of directors has an audit committee, an executive committee, an executive compensation and development committee, a finance committee and a nominating committee. Each committee is described below.

* The Audit Committee is composed of Mrs. Evans and Mrs. Kaplan and Messrs. Kilts, Meyer, Palmer (chairman), Quinlan, Stiritz, Storey, and Weidenbaum. It met three times during fiscal 1998. The committee's responsibilities are included in its charter on page
   13. With respect to fiscal 1998, the committee believes that it satisfied its responsibilities in compliance with its charter.

*  The Executive Committee is composed of Mrs. Kaplan and Messrs.
   Kahn (chairman), Loeb, Meyer, Palmer, and Stiritz. It did not meet in fiscal 1998. Subject to the direction of the full board of directors, the executive committee exercises all of the board of directors' powers, with certain specified exceptions required by law, on a "standby" or "emergency" basis between board meetings.

* The Executive Compensation and Development Committee is composed of Messrs. Meyer (chairman), Palmer, Quinlan, and Whitacre. It met four times in fiscal 1998. The committee

   - considers and recommends to the board May's overall compensation programs;

   - reviews and approves the compensation payable to all senior management personnel;

   - reviews the compensation payable to store company principals;

   - reviews and approves new compensation programs that involve May stock or affect compensation to senior management personnel and store company principals;

   - advises management on all other executive compensation matters;

   - reviews and monitors management development efforts to ensure development of a group of executives that would provide for adequate and orderly management succession; and

   - administers, directly, by delegation or by establishing operating guidelines, the 1994 Stock Incentive Plan, the Executive Incentive Compensation Plan for Corporate Executives, the Executive Incentive Compensation Plan for Company Principals, and the Deferred Compensation Plan.

* The Finance Committee is composed of Mrs. Evans and Mrs. Kaplan (chairman) and Messrs. Dunham, Loeb, Quinlan, Stiritz, Storey,
   Weidenbaum, and Whitacre. It met two times in fiscal 1998. The finance committee

   -    reviews our financial policies, plans, and structure; and

   - reviews and recommends to the board our long-range financial plans, our capital expenditure program, specific debt and equity placement activities, financial public relations and communications programs, financial aspects of proposed acquisitions or divestitures, and the administration and evaluation of the retirement and profit sharing plans' investments.

* The Nominating Committee is composed of Mrs. Kaplan and Messrs. Perez, Stiritz (chairman), Storey, and Whitacre. It met three times in fiscal 1998. The nominating committee

   - recommends nominees to the board for directors, for the successor to the chief executive officer when a vacancy in that office occurs, and for chairpersons and members of board committees;

   - advises the board with respect to criteria relating to director tenure and nonmanagement director compensation; and

   - considers suggestions as to nominees for directors from any source, including shareowners.

   Shareowners wishing to submit nominations should do so in writing to our secretary, 611 Olive Street, St. Louis, Missouri 63101-1799.
The nominations must comply with the advance notice provisions in our by-laws. You may obtain a copy of the notice procedures from the secretary.


THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Proposal (b) on the accompanying proxy card.

Upon the recommendation of the audit committee, the board of directors appointed Arthur Andersen LLP, independent public accountants, as auditors of the company and its subsidiaries for the fiscal year ending January 29, 2000. This appointment is subject to ratification by you at the annual meeting. A representative of Arthur Andersen LLP will attend the meeting to respond to appropriate questions and to make a statement if he so desires. In fiscal 1998, we paid fees to Arthur Andersen LLP in the aggregate amount of $2.8 million. The board of directors unanimously recommends a vote FOR Proposal (b), and your proxy will be so voted unless you specify otherwise.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Proposal (c) on the accompanying proxy card.

The board of directors unanimously approved and proposes and recommends adoption of an amendment to May's certificate of incorporation to increase the number of authorized shares of common stock from 700 million shares to
1.0 billion shares. The board does not propose an increase in the number of preference shares that are currently authorized.

   We propose to amend the first paragraph of the fourth article of the certificate of incorporation to read as follows:

                                FOURTH.

     The total number of shares of stock which the Corporation shall have authority to issue is 1,025,000,000 consisting of 1,000,000,000 shares of common stock, par value $.50 per share (the "Common Stock"), and 25,000,000 shares of preference stock, par value $.50 per share (the "Preference Shares").

   At the beginning of fiscal 1999, we had 313,636,996 shares of common stock outstanding. Recently, the board of directors declared a three-for-two stock split, payable to shareowners of record on March 22, 1999. After the stock split, we have 470,455,494 shares outstanding.
Since we currently have 700 million authorized shares, this makes further stock splits unlikely without an increase in the number of authorized shares.

   To have a sufficient number of shares of common stock available for issuance in connection with subsequent stock splits, acquisitions, financings, compensation and benefit plans and other proper corporate purposes, the board of directors recommends increasing the number of authorized shares. Although we have no current specific plans at this time for the use of the additional shares, having such additional authorized shares available for issuance in the future would give us greater flexibility and would allow the shares to be issued without the expense and delay of a special shareowners' meeting.

   The additional common stock would be identical to the May common stock currently authorized. Owners of common stock do not have preemptive rights to subscribe to additional securities which we may issue. Although the board of directors does not presently intend to do so, the additional shares of common stock could be used to make it more difficult to effect a change in control of the company. We have other defenses available against coercive or unfair acts of third parties that are designed to effect a change in control. Presently, we have no knowledge of any attempt to obtain control of the company.

The board of directors unanimously recommends a vote FOR Proposal (c), and your proxy will be so voted unless you specify otherwise.

PROPOSAL BY A SHAREOWNER CONCERNING A CLASSIFIED BOARD

Proposal (d) on the accompanying proxy card.

Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Ave., N.W., Washington, D.C. 20037, who is the owner of 300 shares of May common stock, has advised us that she plans to introduce the following resolution at the annual meeting:

  Resolved, that the shareholders of The May Department Stores
  Company recommend that the Board of Directors take the necessary steps to reinstate the election of directors annually, instead of the stagger system which was recently adopted.

   This shareowner has submitted the following statement in support of this resolution:

     Until recently, directors of May were elected annually by all shareholders.

     The great majority of New York Stock Exchange listed corporations elect all their directors each year.

     This ensures that all directors will be more accountable to all shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

     Last year, the owners of 76,828,030 shares, representing approximately 40.19% of shares voting, voted FOR this proposal.

     If you agree, please mark your proxy FOR this resolution.

The board of directors opposes the foregoing resolution. Our board of directors is divided into three classes, serving staggered terms. We believe that a classified board where only a portion of the board is elected each year is in your best interests. In fact, over 62% of the companies included in the S&P 500 index currently have classified boards. Our classified board structure has been in place continuously since 1985, and for 72 of our 89 years of existence.

   We believe that a classified board reduces our vulnerability to certain potentially abusive takeover tactics. It encourages potential acquirers to initiate takeover actions through arm's length negotiations with management and the board of directors. The classified board does not preclude unsolicited acquisition proposals, but by eliminating the threat of imminent removal, positions the incumbent board to act to maximize the value to you of a potential acquisition.

   We also believe that the classified board structure facilitates continuity and stability of leadership and policy, since a majority of the directors at any given time will have prior experience as directors and will be familiar with our business strategies and operations. We firmly believe that directors elected for staggered terms are just as accountable to you as they would be if elected annually.

   For all of the reasons described above, the board of directors continues to believe that the classified system is advantageous to May and to you. The board of directors unanimously recommends a vote AGAINST Proposal (d), and your proxy will be so voted unless you specify otherwise.

GENERAL

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of holdings and transactions in May common stock with the SEC. Based on a review of copies of reports provided to us, we believe that our executive officers and directors satisfied all reporting requirements for fiscal 1998.

2000 Shareowner Proposals. If you wish to submit a proposal to include in the proxy statement for the annual shareowners' meeting in 2000, we must receive it on or before December 18, 1999. You should follow the procedures described in Rule 14a-8 of the Securities Exchange Act and send the proposal to our principal executive offices, 611 Olive Street, St. Louis, Missouri 63101-1799, Attention: Secretary.

   If you wish to bring matters before shareowners at the 2000 annual meeting other than pursuant to the procedures in Rule 14a-8, you must satisfy the following requirements under our by-laws,

   * you must notify the secretary in writing between February 6, 2000 and February 21, 2000; and

   * your notice must contain the specific information required in our by-laws.

   We retain discretion to vote proxies on a proposal filed within these deadlines provided (1) we include in the proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (2) the proponent does not issue a proxy statement.

   For a copy of our by-laws, please write our secretary at the address given above.

Whether or not you plan to attend the annual meeting, please complete, sign, and return your proxy card in the enclosed envelope, which requires no postage if mailed in the United States. We appreciate your cooperation in giving this matter your immediate attention.

By order of the board of directors.

                             APPENDIX A
                      AUDIT COMMITTEE CHARTER

   The audit committee shall aid the board in undertaking and fulfilling its responsibilities for conservative, credible and accurate financial reporting to the public, shall provide support for management's efforts to enhance the quality of the Corporation's controls and shall work to provide appropriate avenues of communication between the board of directors and the Corporation's independent public accountants and internal auditors.

Composition and Term. The committee shall be a committee of the board and shall consist exclusively of non-management directors (not less than three). The definition of independent directors will be based on New York Stock Exchange rules for audit committees, as amended.

   The committee members shall be appointed for one year terms at the annual meeting of the board, upon the recommendation of the nominating committee. The chairman shall be designated by the board.

Administrative Matters. The committee shall meet at such times and from time to time as it deems to be appropriate, but not less than three times each year. The committee shall report to the full board of directors at the first board meeting following each such committee meeting.

   The Corporation's independent public accountants and internal auditors shall attend at least two of the committee's meetings each year. The committee may request members of management or others to attend meetings and provide pertinent information as necessary. The committee shall provide management, the independent public accountants and internal auditors with appropriate opportunities to meet privately with the committee.

Duties and Responsibilities. The duties of the committee shall include the following:

*  Make recommendations to the board of directors as to:

   - the selection of the firm of independent public accountants to examine the books and accounts of the Corporation and its subsidiaries for each fiscal year (including a review of the independence of the independent public accountants);

   - the proposed arrangement for the independent public accountants for each fiscal year, including their risk assessment process in establishing the scope of the examination, the proposed fees and the reports to be rendered; and

   - the advisability of having the independent public accountants make specified studies and reports as to auditing matters, accounting procedures, tax or other matters;

* Review the results of the quarterly reviews and the yearend audit of the Corporation, including:

   - the audit report, the published financial statements, the management representation letter, the "Memorandum Regarding Accounting Procedures and Internal Control" prepared by the independent public accountants, any other pertinent reports and management's responses concerning that memorandum;

   - any material accounting issues among management, the Corporation's internal audit staff and the independent public accountants; and

   - other matters required to be communicated to the committee under generally accepted auditing standards, as amended, by the independent public accountants.

   With respect to interim financial information, the committee's chairman will meet with management and the independent public accountants to discuss the quarterly review results and required communications prior to any interim filings with the SEC;

* Review with management and the independent public accountants such accounting policies (and changes therein) of the Corporation, including any financial reporting issues which could have a material impact on the Company's financial statements as are deemed appropriate for review by the committee prior to any interim or year-end filings with the SEC or other regulators;

* Review the coordination between the independent public accountants and internal auditors and review the risk assessment process, scopes and procedures of the Corporation's internal audit work and whether such risk assessment process, scopes and procedures are adequate to attain the internal audit objectives, as determined by the Corporation's management and approved by the committee; review the significant findings of the internal auditors for each fiscal year; review the quality and composition of the Corporation's internal audit staff; and review and approve the internal audit charter on a periodic basis;

* Review annually the distribution and acknowledgment process related to the Policy on Business Conduct and review the results of the Corporation's internal audit work of this process, including the types of exceptions reported by associates;

* Review annually the Corporation's policies and procedures with respect to officers' travel and entertainment expenses and corporate jet usage and consider the results and recommendations of any audit work in these areas performed by the independent public accountants and internal auditors;

* Meet annually with general counsel, and outside counsel when appropriate, to review legal and regulatory matters, if any, that may have a material impact on the financial statements; and

* Make a periodic self-assessment of the committee, including a review of the charter, using assessment tools available through third parties or developed internally.

   The committee shall also undertake such additional activities within the scope of its primary function as the committee may from time to time determine. The committee may retain independent counsel, accountants or others to assist it in the conduct of any investigation.

                   Directions to America's Center
                    Washington at Eighth Street
                        St. Louis, Missouri


The America's Center is located on Washington Avenue at Eighth Street, 2 blocks north of Famous-Barr. Please enter the convention center through the Convention Plaza entrance on the east side of the building. The meeting will be held in the Lecture Hall on the first floor.

Parking has been reserved for you in the parking garage adjacent to the convention center. From the garage, you may enter the convention center two ways. You may take a garage elevator to the street level and walk outside to the Convention Plaza entrance next to the garage or, you may take the stairs that connect the second level of the parking garage with the second level of the convention center, and take the escalator down to the first floor. The meeting room is on the first level of the convention center, immediately to your left as you enter the building.

                               [MAP]

MAY
The May Department Stores Company
611 Olive Street
St. Louis, MO 63101-1799

To Shareowners of The May Department Stores Company:

[to come]



Very truly yours,

/s/ Eugene S. Kahn          /s/ Jerome T. Loeb
Eugene S. Kahn              Jerome T. Loeb
President and               Chairman of the Board
Chief Executive Officer

                          ADMISSION TICKET

Please detach the proxy card below and return it in the enclosed envelope. If you are planning to attend the annual meeting, please save this Admission Ticket and bring it to the meeting for admission.)

                       Detach Proxy Card Here
_____________________________________________________________________
/     /
To vote your shares for all listed nominees, please mark the FOR box in Item (a). To withhold voting for all nominees, please mark the WITHHOLD box. If you do not wish your shares voted FOR a particular nominee(s), please mark the EXCEPTION box and enter the name(s) of the exception(s) in the space provided.

Management recommends a vote FOR Items (a), (b) and (c).
_____________________________________________________________________

                                      For       Withhold    Exception
(a)  Election of Directors
     Exception(s): __________________
     ________________________________
                                      For       Against     Abstain
(b)  Ratification of the appointment
     of independent auditors
                                      For       Against     Abstain
(c)  Amendment of the certificate of
     incorporation to increase the
     number of authorized shares of
     common stock

Management recommends a vote AGAINST Item (d).
_____________________________________________________________________

                                      For       Against     Abstain
(d)  Proposal by a shareowner
     concerning a classified board

Address change and/or comments,
please mark here.

If you plan to attend the annual
meeting, please mark here.

Please sign name(s) exactly as shown on this card.
Date: ________________________________, 1999
____________________________________________
____________________________________________
Signature(s)

Please mark boxes in
blue or black ink as in the example.

               Directions to America's Center
                Washington at Eighth Street
                    St. Louis, Missouri

[MAP]

The America's Center is located
on Washington Avenue at Eighth
Street, 2 blocks north of Famous-
Barr.  Please enter the convention
center through the Convention
Plaza entrance on the east side of
the building.  The meeting will be
held in the Lecture Hall on the
first floor.

Parking has been reserved for you
in the parking garage adjacent to
the convention center.  From the
garage, you may enter the convention
center two ways.  You may take a
garage elevator to the street level
and walk outside to the Convention
Plaza entrance next to the garage or,
you may take the stairs that connect
the second level of the parking garage
with the second level of the convention
center, and take the escalator down to
the first floor.  The meeting room is
on the first level of the convention
center, immediately to your left as
you enter the building.


                       Detach Proxy Card Here
_____________________________________________________________________

MAY     PROXY
        THE MAY DEPARTMENT STORES COMPANY
This proxy is solicited on behalf of the board of directors for the annual meeting on May 21, 1999.

By signing this card, the undersigned appoints each of Eugene S. Kahn, Alan E. Charlson and Richard A. Brickson, as proxy, with full power of substitution, to vote all common shares of the undersigned in The May Department Stores Company at the May 21, 1999 annual meeting of shareowners, or when the meeting reconvenes if it is adjourned or postponed, on all subjects that may properly come before the meeting, subject to the directions on the other side of this card. This card is also the undersigned's voting instruction for any and all shares held of record by The Bank of New York for the undersigned's account in our Dividend Reinvestment Plan.

The board of directors recommends a vote FOR election of all listed director nominees, FOR proposal (b), FOR proposal (c) and AGAINST proposal (d), listed on the other side of this card. If no directions are given, and this signed card is returned, the undersigned understands that the proxies will vote in accordance with recommendations of the board of directors and in each proxy's discretion on any other matters that are properly raised at the meeting or when the meeting reconvenes if it is adjourned or postponed. See "Proxy Statement - Other Matters" in the Company's proxy statement for the 1999 annual meeting.

The nominees for the board of directors are Marsha Johnson Evans, James
M. Kilts, William D. Perez, Robert D. Storey, Anthony J. Torcasio and Edward E. Whitacre, Jr.

Please sign the other side of this card and return this card promptly in the enclosed return envelope to the address shown on the right:

THE MAY DEPARTMENT STORES COMPANY
P.O. BOX 11002
NEW YORK, NY 10203-0002

MAY
The May Department Stores Company
611 Olive Street
St. Louis, MO 63101-1799

Dear Fellow Member of the Profit Sharing Plan:


[to come]



Very truly yours,

/s/ Eugene S. Kahn          /s/ Jerome T. Loeb
Eugene S. Kahn              Jerome T. Loeb
President and               Chairman of the Board
Chief Executive Officer


                 Detach Voting Instruction Card Here
_____________________________________________________________________
/     /
To vote your shares for all listed nominees, please mark the FOR box in Item (a). To withhold voting for all nominees, please mark the WITHHOLD box. If you do not wish your shares voted FOR a particular nominee(s), please mark the EXCEPTION box and enter the name(s) of the exception(s) in the space provided.

Management recommends a vote FOR Items (a), (b) and (c).
_____________________________________________________________________

                                      For       Withhold    Exception
(a)  Election of Directors
     Exception(s): __________________
     ________________________________
                                      For       Against     Abstain
(b)  Ratification of the appointment
     of independent auditors
                                      For       Against     Abstain
(c)  Amendment of the certificate of
     incorporation to increase the
     number of authorized shares of
     common stock

Management recommends a vote AGAINST Item (d).
_____________________________________________________________________

                                      For       Against     Abstain
(d)  Proposal by a shareowner
     concerning a classified board

Address change and/or comments,
please mark here.

Please sign name(s) exactly as shown on this card.
Date: ________________________________, 1999
____________________________________________
____________________________________________
Signature(s)


Please mark boxes in
blue or black ink as in the example.

                  Detach Voting Instruction Card Here
_____________________________________________________________________

MAY     CONFIDENTIAL VOTING INSTRUCTIONS TO
        THE BANK OF NEW YORK AS TRUSTEE UNDER
        THE MAY DEPARTMENT STORES COMPANY PROFIT SHARING PLAN

By signing this card, I appoint the Trustee to vote all shares of common stock of The May Department Stores Company represented by units credited to my account in the May Common Stock Fund of the Profit Sharing Plan and all shares of ESOP Preference Shares of the Company credited to my account in the ESOP Preference Fund of the Profit Sharing Plan, all as of January 31, 1999 (the latest practicable Valuation Date), at the May 21, 1999 annual meeting of shareowners, or when the meeting reconvenes if it is adjourned or postponed, on all subjects that may properly come before the meeting, subject to the directions on the other side of this card.

The board of directors recommends a vote FOR election of all listed director nominees, FOR proposal (b), FOR proposal (c) and AGAINST proposal (d) listed on the other side of this card. If no directions are given, and this signed card is returned, I understand that the Trustee will vote in accordance with recommendations of the board of directors and in its discretion on any other matters that are properly raised at the meeting or when the meeting reconvenes if it is adjourned or postponed. See "Proxy Statement - Other Matters" in the Company's proxy statement for the 1999 annual meeting. If this card is not received by the Trustee on or before May 14, 1999, the Trustee will vote my shares in the same proportion as the other shares held by the Trustee are voted pursuant to instructions received from other participants in the Profit Sharing Plan.

The nominees for the board of directors are Marsha Johnson Evans, James
M. Kilts, William D. Perez, Robert D. Storey, Anthony J. Torcasio and Edward E. Whitacre, Jr.

Please sign the other side of this card and return this card promptly in the enclosed envelope to the address shown on the right:

THE MAY DEPARTMENT STORES COMPANY
P.O. BOX 11002
NEW YORK, NY 10203-0002

                                   APPENDIX


     Page 6 of the printed Proxy contains a Comparison Graph. The information contained in the graph appears in the table immediately following the graph.